UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________________________

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 21, 2014 (October 16, 2014)

Fifth Street Senior Floating Rate Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-35999	61-1713295
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer Identification No.)
of incorporation)

777 West Putnam Avenue, 3rd Floor

Greenwich, CT 06830

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (203) 681-3600

______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 16, 2014, Fifth Street Senior Floating Rate Corp. (the “Company”) entered into agreements to expand its existing credit facility with Natixis, New York Branch (“Natixis”) to $200 million, which will include a $100 million term loan and a $100 million revolving credit facility. Fifth Third Bank (“Fifth Third”) will also join the facility as a term loan lender.

The expansion will occur in two stages. The revised facility initially closed on October 16, 2014, with the existing $100 million revolving credit facility converting into a $50 million term loan and a $50 million revolving credit facility. On October 30, 2014, the total facility will increase to $200 million and be comprised of a $100 million term loan and a $100 million revolving credit facility that both mature on November 1, 2021. The $50 million term loan provided by Fifth Third is priced at LIBOR plus 2% per annum, and the $100 million revolving credit facility and $50 million term loan provided by Natixis are priced at the applicable commercial paper rate plus 1.9% per annum.

The Company issued a press release on October 20, 2014 to announce the changes to the existing credit facility, a copy of which is attached hereto as Exhibit 99.1.

The foregoing description of the amendment to the credit facility does not purport to be complete and is qualified in its entirety by reference to the full text of the amendments to the credit facility, attached hereto as Exhibits 10.1 and 10.2.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Amended and Restated Credit Agreement by and among the lenders referred to therein, FS Senior Funding LLC, Natixis, New York Branch, and U.S. Bank National Association, dated as of October 16, 2014

10.2	Amended and Restated Loan Sale and Contribution Agreement by and between Fifth Street Senior Floating Rate Corp. and FS Senior Funding LLC, dated as of October 16, 2014

99.1	Press Release dated October 20, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 21, 2014	FIFTH STREET SENIOR FLOATING RATE CORP.

	By:	/s/ David H. Harrison
		Name:	David H. Harrison
		Title:	Chief Compliance Officer